Exhibit 5.1

[Seward & Kissel LLP Letterhead]

Diana Shipping Inc.	May 6, 2009

Pendelis 16

175 64 Palaio Faliro

Athens, Greece

Re: Diana Shipping Inc.

Ladies and Gentlemen:

We have acted as counsel to Diana Shipping Inc. (the “Company”) and each of the Company’s subsidiaries listed on Schedule I hereto (collectively the “Additional Registrants”) in connection with the Company’s filing of a Registration Statement on Form F-3ASR (File No. 333-         ) (as may be amended from time to time, the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) on May 6, 2009, and the prospectus included therein (as may be amended from time to time, the “Prospectus”) with respect to the public offering from time to time of securities of the Company, which may include shares of common stock, shares of preferred stock, preferred stock purchase rights, debt securities, guarantees, warrants, purchase contracts and units (collectively the “Securities”). The Registration Statement is an automatically effective shelf registration statement as defined in Rule 405 of the Securities Act of 1933, as amended (the “Securities Act”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Prospectus; (iii) the form of indenture included as an exhibit to the Registration Statement; (iv) the second amended and restated stockholders rights agreement of the Company dated October 7, 2008 (the “Stockholders Rights Agreement”); and (v) such corporate documents and records of the Company and each Additional Registrant and such other instruments, certificates and documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In such examinations, we have assumed the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed, the genuineness of all signatures and the legal competence or capacity of persons or entities to complete the execution of documents. As to various questions of fact which are material to the opinions hereinafter expressed, we have relied upon statements or certificates of public officials, directors of the Company, the Additional Registrants and others.

We have further assumed for the purposes of this opinion, without investigation, that (i) all documents contemplated by the Prospectus to be executed in connection with any offering of any Securities will be duly authorized, executed and delivered by each of the parties thereto other than the Company and the Additional Registrants, and (ii) the terms of any offering of any Securities will comply in all respects with the terms, conditions and restrictions described in the Prospectus and all of the instruments, agreements and other documents relating thereto or executed in connection therewith.

Based upon and subject to the foregoing, and having regard to such other legal considerations which we deem relevant, we are of the opinion that under the laws of the Republic of the Marshall Islands:

1. The Securities have been duly authorized, and when the Securities are issued, sold and paid for as contemplated in the Prospectus (and, with respect to the preferred stock purchase rights, in accordance with the terms of the Stockholders Rights Agreement), will be validly issued.

2. The shares of common stock, shares of preferred stock, preferred stock purchase rights and units, when issued, sold and paid for as contemplated in the Prospectus (and, with respect to the preferred stock purchase rights, in accordance with the terms of the Stockholders Rights Agreement), will be fully paid and non-assessable.

3. The debt securities issued pursuant to an indenture substantially in the form examined by us, guarantees, warrants and purchase contracts, upon due execution and delivery as contemplated in the Prospectus, will be valid and legally binding obligations of the Company.

Under the laws of the State of New York, the preferred stock purchase rights constitute binding obligations of the Company in accordance with the terms of the Stockholders Rights Agreement.

This opinion is limited to the law of the State of New York and the Federal law of the United States of America and the laws of the Republic of the Marshall Islands as in effect on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to each reference to us and the discussions of advice provided by us under the headings “Legal Matters” in the Prospectus, without admitting we are “experts” within the meaning of the Securities Act, or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP

SCHEDULE I

Ailuk Shipping Company Inc.	Marshall Islands
Bikini Shipping Company Inc.	Marshall Islands
Buenos Aires Compania Armadora S.A.	Panama
Cerada International S.A.	Panama
Changame Compania Armadora S.A.	Panama
Chorrera Compania Armadora S.A.	Panama
Cypres Enterprises Corp.	Panama
Darien Compania Armadora S.A.	Panama
Diana Shipping Services S.A.	Panama
Eaton Marine S.A.	Panama
Gala Properties Inc.	Marshall Islands
Husky Trading, S.A.	Panama
Jaluit Shipping Company Inc.	Marshall Islands
Kili Shipping Company Inc.	Marshall Islands
Knox Shipping Company Inc.	Marshall Islands
Lib Shipping Company Inc.	Marshall Islands
Marfort Navigation Company Limited	Cyprus
Majuro Shipping Company Inc.	Marshall Islands
Panama Compania Armadora S.A.	Panama
Silver Chandra Shipping Company Limited	Cyprus
Skyvan Shipping Company S.A.	Panama
Taka Shipping Company Inc.	Marshall Islands
Texford Maritime S.A.	Panama
Urbina Bay Trading, S.A.	Panama
Vesta Commercial, S.A.	Panama